Exhibit 99.1

Mitesco, Inc. Adds Dr. H. Faraz Naqvi to Board of Directors

Experienced Investment Banker and Licensed Medical Professional

Denver, CO. July 13, 2020 (GLOBE NEWSWIRE) -- via NEWMEDIAWIRE -- Mitesco, Inc. (OTCQB: MITI) (the “Company” or “Mitesco”) announced that it has added an experienced investment banker and medical professional to its Board of Directors. Joining the Board is Dr. H. Faraz Naqvi, a senior executive with over 25 years’ experience in healthcare investment banking and asset management, is also a licensed medical professional with in-practice experience, and with telemedicine.

“Dr. Naqvi is exceptionally well qualified to join our Board of Directors. His years of banking experience coupled with first-hand knowledge of the medical profession gives us the perspective to better see the market, the opportunities and how to address them,” said Larry Diamond, the CEO of Mitesco. “We have our MyCare clinic operation readying for a 4th quarter opening, and a number of other technology and healthcare situations under evaluation, both domestically and in international markets. We think our ability to succeed will be greatly enhanced through the experience of our directors, all of which bringing healthcare experience to the table. Two (2) of our directors, Tom Brodmerkel and Dr. Naqvi, each have extensive experience in investment banking directly in the healthcare space,” explained Diamond.

The Company also enhanced its Advisor staff with the formal extension of its relationship with Michael Loiacono. Mr. Loiacono has 25 plus years’ experience in public company finance and accounting and has been an advisor since 2018. He extended his agreement with the Company through the end of FY 2020 and will primarily advise Board and Management on prospective acquisition and merger prospects as well as prospective sources of financing and funds.

Below is a description of Mr. Naqvi’s professional work experience.

Dr. H. Faraz Naqvi, age 55, currently serves as the Co-founder and CEO of Crossover Partners, based in Boston, Mass., whose mission is to invest in healthcare investments. He founded the firm in 2015. He joined the Board of Directors of UC Health; a health system based in Colorado and remains in that position. Since 2016 he has served as a member of the Board for the Health District of Northern Larimer County, Colorado. In 2012 the co-founder of Remote Health Access, whose mission is elderly care and telemedicine.

In May 2016 founded of Front Range Geriatric Medicine, a medical practice firm, and operated that practice from 2012 through 2019. Previously, Dr. Naqvi was founder of Avicenna Capital, located in London. The firm was a healthcare investment firm and was an affiliate of Brevan Howard Asset Management in London, UK. He was there from 2007 through 2009. Prior to founding Avicenna, Faraz was a Managing Director at Pequot Capital from 2001 until 2007, where he served as the manager of the $1.3 billion healthcare fund, about $1 billion of the firm’s healthcare allocation, and a $250 million emerging markets healthcare fund.  From 1991 until 2001, Faraz managed roughly $4 billion in healthcare funds at Allianz/Dresdner RCM capital where he had the highest returning funds in the world for two years. He also served as an analyst with Bank of America/Montgomery Securities from 1997 and 1998. He began his finance career as a healthcare consultant with McKinsey & Co. from 1995 until 1997.

Dr. Naqvi is a Boettcher Scholar graduate of Colorado College (1986), studied economics at Trinity College, Cambridge University (1989) where he was a Marshall Scholar, received his M.D. from Harvard Medical School/M.I.T. (1993), where he performed angiogenesis research with Drs. Judah Folkman, Robert Langer and Marsha Moses.  Faraz is board certified in internal medicine and geriatrics and licensed in California, New York and Colorado.

Our Operations and Subsidiaries: MyCare, LLC and Acelerar Healthcare Holdings, LTD.

MyCare, LLC is a wholly owned subsidiary of Mitesco N.A. LLC, the holding company for North American operations. MyCare is building out a network of clinics using the latest telehealth technology with the nurse practitioner operating as its primary healthcare provider. It will begin in Minneapolis and expand nationwide. There are 23 states today that facilitate nurse practitioners practicing to the full scope of their skills and training. The executive team at MyCare includes several of the key executives who brought Minute Clinic (previously known as Quickmedix) to scale, which was acquired by CVS for $170 million in 2006.

Acelerar Healthcare Holdings, LTD. is the Company’s wholly owned, Dublin, Ireland based entity for its European operations. There are a number of targets in Europe under evaluation and management believes cross border expansion for these new, proven healthcare technology solutions may prove a profitable opportunity.

The Mission of Mitesco, Inc. formerly known as True Nature Holding, Inc.

We have in development a suite of offerings aimed at enhancing healthcare throughout the supply chain and to end-users. We intend to acquire and implement technologies and services to improve the quality of care, reduce cost, and enhance consumer convenience. We are focused on developing a portfolio of companies that provide healthcare technology solutions and the team is adept at deal structures supportive of long-term organizational value. The holding company structure facilitates profitable growth and enables the acquired business to focus on scale. The MITI portfolio of companies will apply leading-edge solutions that emphasize stakeholder value and leverages distinct sector trends.

Statement Under the Private Securities Litigation Reform Act

As contemplated by the provisions of the Safe Harbor section of the Private Securities Litigation Reform Act of 1995, this news release contains forward-looking statements pertaining to future, anticipated, or projected plans, performances, and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimating or predictions of future results or events and there can be no assurance that actual results or events will not materially differ from expectations. Further information on potential factors that could affect True Nature Holding, Inc. is included in the Company's filings with the Securities and Exchange Commission. We expressly disclaim any intent or obligation to update any forward-looking statements.

Contact: by email at: investors@mitescoinc.com, or by phone at: 1-844-383-8689.